PRESS RELEASE OF PAYCHEX, INC. DATED JANUARY 24, 2023

Exhibit 99.1

Paychex Expands Board of Directors, Appoints New Member

Experienced business leader Theresa M. Payton appointed to Paychex Board of Directors

Rochester, N.Y. (January 24, 2023) –Paychex, Inc., a leading provider of integrated human capital management software solutions for human resources, payroll, benefits, and insurance services, today announced that the company’s Board of Directors has voted to expand to 12 members from 11 members. The Board has also appointed Theresa M. Payton to fill the new position. Ms. Payton is the founder and CEO of Fortalice Solutions, a firm advising Fortune 150 Boards, C-Suite, and regulators on secured technology innovation and transformation efforts regarding customer delivery and privacy.

Theresa M. Payton has been appointed to the Paychex board of directors.

Before overseeing IT operations as CIO for the White House from 2006 to 2008, she held executive roles in banking technology for two of the country’s top financial institutions. In 2008, she founded Fortalice Solutions which has since completed over 500 global engagements advising and securing digital transformation programs and delivering business intelligence services for some of the nation’s largest organizations.

“As a respected technology expert, successful entrepreneur, and CEO, Theresa Payton is a rare combination of highly sought-after skills,” said Paychex Chairman of the Board Martin Mucci. “Her business acumen, intense focus on the needs of clients, and her ability to provide sound governance insights on digital and security risks will make her a strong addition to our Board of Directors.”

In addition to her professional experience, she has served on the Federal Advisory Board of CyberArk, a publicly traded cybersecurity product company, and as a member of the Transformation Innovation Advisory Board of UniCredit S.p.A., the largest pan-European bank headquartered in Milan.

Ms. Payton holds a B.A. degree in Economics and Business Administration from Immaculata University and an M.S. in Management Information Systems (MIS) from the University of Virginia.

Ms. Payton’s appointment to the Paychex Board of Directors is effective immediately.

PRESS RELEASE OF PAYCHEX, INC. DATED JANUARY 24, 2023

Exhibit 99.1

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 730,000 payroll clients as of May 31, 2022 in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter and LinkedIn.

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Media Contact
Chris Muller

Director of Corporate Communications

Paychex, Inc.

(585) 338-4346

cmuller@paychex.com
@Paychex